EXHIBIT 21

BALDOR ELECTRIC COMPANY AND AFFILIATES

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARIES	LOCATION
Baldor of Arkansas, Inc.	Arkansas
Baldor of Nevada, Inc.	Nevada
BEC Business Trust	Massachusetts
Baldor of Texas, L.P.	Texas
Baldor International, Inc.	U.S. Virgin Islands
Southwestern Die Casting Company, Inc.	Arkansas
Baldor UK Holdings, Inc.	Delaware
Baldor UK Ltd	United Kingdom
Baldor Holdings, Inc.	Delaware
Baldor de Mexico, S.A. de C.V.	Mexico
Baldor ASR AG	Switzerland
Baldor ASR GmbH fur Antriebstechnik	Germany
Baldor ASR U.K. Limited	United Kingdom
Baldor Italia S.r.l.	Italy
Baldor Australia Pty Ltd	Australia
Baldor Electric (Asia) PTE, Ltd.	Singapore
Northern Magnetics, Inc.	California
Baldor Japan Corporation	Japan
Baldor Investments, LLC	Delaware
Pow’R Gard Generator Corp.	Wisconsin
Energy Dynamics, Inc.	Wisconsin
Baldor Power Finance, Inc.	Wisconsin
Baldor Electric India Pvt Ltd	India
Baldor Panama, S.A.	Panama
Reliance Electric Company	Delaware
Reliance Electric Company Europe GmbH	Germany
Reliance Electric Company Canada ULC	Canada
Dodge de Mexico S.A. de C.V.	Mexico
Baldor Electric (Shanghai) Company LTD	China
REC Holding Inc.	Delaware
Reliance Electric Technologies LLC	Delaware
Baldor Electric Company de Chile Ltda	Chile
Baldor Canada Holdings, Inc.	Delaware